UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): May 16, 2007

Barrier Therapeutics, Inc.

(Exact name of registrant specified in its charter)

Delaware	000-50680	22-3828030
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

600 College Road East, Suite 3200, Princeton, New Jersey 08540

(Address of principal executive offices)

(609) 945-1200

(Registrant’s telephone number, including area code)

Not Applicable

(Former name and former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Section Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12).

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240-14d-2(b)).

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c)).

Item 1.01	Entry into a Material Definitive Agreement

On May 16, 2007, Barrier Therapeutics, Inc. (the “Company”) entered into an Employment Agreement (the “Employment Agreement”) with Dr. Braham Shroot, pursuant to which Dr. Shroot will serve as the Company’s Chief Scientific Officer.

Under the Employment Agreement, which Dr. Shroot or the Company may terminate at any time without cause, Dr. Shroot will receive an annual base salary of $315,000, a hiring bonus in the amount of $50,000, and reimbursement of reasonable relocation expenses. Dr. Shroot will be entitled to participate in all bonus and incentive programs, with the amount of any such bonus or incentive being determined by the Compensation Committee. The Company granted Dr. Shroot options to purchase 120,000 shares of the Company’s common stock at an exercise price equal to the fair market value of the Company’s common stock on May 16, 2007. These options will vest 25% on the first anniversary of the date of grant, with the balance to vest in 36 equal monthly installments thereafter.

Under the Employment Agreement, Dr. Shroot agrees to certain confidentiality and non-competition provisions. In the event of termination without cause or for good reason, he will be entitled to receive a severance of 1.0 times his annual base salary, 1.0 times his target annual bonus for the year of termination, in addition to a pro-rated bonus for the year of termination based on actual performance and number of days employed in the year of termination. Additionally, upon termination without cause or for good reason, Dr. Shroot will be entitled to receive medical coverage until the earlier of 12 months following the date of termination or the date he may be eligible to receive benefits elsewhere. Dr. Shroot will also be entitled to immediate vesting, or release of repurchase right, of any restricted stock, option or other equity award to the extent of the vesting that would otherwise have occurred during the severance period, and six months from the date of termination to exercise any vested stock option award. If the Company completes certain specified corporate transactions, such as a merger or a sale of substantially all of our assets, or if more than 50% of our outstanding voting shares are acquired by any person or group, or if Dr. Shroot dies or becomes disabled, then all shares of restricted stock, options or other equity awards will immediately vest, or be released from our repurchase right.

Item 5.02.	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers

On May 16, 2007, the Company appointed Braham Shroot, Ph.D., age 64, as its Chief Scientific Officer on the terms and conditions set forth above. In this role, Dr. Shroot will manage the company’s research and development activities and report to Geert Cauwenbergh, Ph.D., Chief Executive Officer of the Company.

Prior to joining the Company, from 1999 to 2007, Dr. Shroot served as the Chief Scientific Officer and Vice President of Research and Development for DFB Pharmaceuticals companies (DPT Laboratories, DFB BioScience, Healthpoint, Coria Laboratories and Phyton Biotech). From 1979 to 1997 Dr. Shroot was the Vice General Manager of Galderma CIRD, a division of the L’Oreal Group, and President of Galderma Research, Inc. from 1998 to 1999, where he established a basic retinoid research group and then directed the facility’s move to New Jersey in 1999. Dr. Shroot began his career with Pfizer, Inc. serving as a principal scientist from 1970 to 1976, and later as group leader from 1976 to 1979, where he specialized in antimicrobial and antifungal drug design and development. Dr. Shroot has a Bachelor of Science in Chemistry and a Doctorate of Philosophy degree in Organic Chemistry, both from Glasgow University, in Glasgow, Scotland, United Kingdom. He followed with postdoctoral research in the team of Professor RB Woodward, Nobel Laureate, on vitamin B12 at Harvard University and is an inventor on over 50 patents and author of over 260 publications.

Item 9.01	Financial Statements and Exhibits

(d) Exhibits

99.1	Press release dated May 16, 2007.

99.2	Employment Agreement between the Company and Dr. Shroot dated May 16, 2007.

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

BARRIER THERAPEUTICS, INC.

Date:	May 16, 2007	By:	/s/ Anne M. VanLent
		Name:	Anne M. VanLent
		Title:	Executive Vice President,
Chief Financial Officer and Treasurer